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                                                                     EXHIBIT 1.1


                        ARDEN REALTY LIMITED PARTNERSHIP
                                    as Issuer

                                  $200,000,000
                          8.875% SENIOR NOTES DUE 2005

                                       AND
                                   $50,000,000
                          9.150% SENIOR NOTES DUE 2010


                               PURCHASE AGREEMENT


March 14, 2000

LEHMAN BROTHERS INC.
Three World Financial Center
New York, New York 10285

MORGAN STANLEY & CO. INCORPORATED
1585 Broadway
New York, New York 10036

SALOMON SMITH BARNEY INC.
388 Greenwich Street, 4th Floor
New York, New York 10013

CHASE SECURITIES INC.
270 Park Avenue
New York, New York 10017-2070

BANC ONE CAPITAL MARKETS, INC.
1 Banc One Plaza
Chicago, Illinois 60670

A. G. EDWARDS & SONS, INC.
One North Jefferson Avenue
St. Louis, Missouri  63103

Dear Sirs:

        Arden Realty Limited Partnership, a Maryland limited partnership (the "Issuer"), the sole general partner of which is Arden Realty, Inc., a Maryland corporation (the "General Partner"), proposes to issue and sell, severally and not jointly, to Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., Chase Securities Inc., Banc One Capital Markets, Inc. and A.
G. Edwards & Sons, Inc. (collectively, the "Initial Purchasers"), upon the terms and conditions set forth in this agreement ("Agreement"), $200,000,000 of the

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Issuer's 8.875% Senior Notes due 2005 (the "Series A Notes") and $50,000,000 of
the Issuer's 9.150% Senior Notes due 2010 (the "Series B Notes," together with the Series A Notes, the "Notes"). The Notes will have terms and provisions which are summarized in the Offering Memorandum dated as of the date hereof. The Notes are to be issued pursuant to an indenture (the "Indenture") to be entered into among the Issuer and The Bank of New York, as trustee (the "Trustee"). This is to confirm the agreement concerning the purchase of the Notes from the Issuer by the Initial Purchasers. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.

        Proceeds from the offering of the Notes will be used to repay secured debt, borrowings under the Issuer's $300 million unsecured revolving line of credit and for working capital and other general partnership purposes relating to the Issuer.

        The Notes will be offered and sold to the Initial Purchasers pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"). The Issuer has prepared a preliminary offering memorandum, dated February 29, 2000 (the "Preliminary Offering Memorandum"), and has prepared an offering memorandum, dated March 14, 2000 (the "Offering Memorandum"), setting forth information regarding the Issuer and the Notes. Any references herein to the Preliminary Offering Memorandum and the Offering Memorandum shall be deemed to include all documents incorporated by reference therein and all amendments and supplements thereto. The Issuer hereby confirms that it has authorized the use of the Preliminary Offering Memorandum and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchasers.

        You have advised the Issuer that you will make offers (the "Exempt Resales") of the Notes purchased by you hereunder on the terms set forth in the Offering Memorandum, as amended or supplemented, solely (i) to persons whom you reasonably believe to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act ("QIBs"), (ii) outside the United States to certain persons in offshore transactions in reliance on Regulation S ("Regulation S") under the Securities Act and (iii) to a limited number of persons whom you reasonably believe to be "institutional accredited investors" as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act ("IAIs") (the persons specified in clauses (i), (ii) and (iii) being collectively referred to herein as the "Eligible Purchasers"). As used herein, the terms "offshore transaction," "United States" and "U.S. person" have the respective meanings given to them in Regulation S.

        Holders (including subsequent transferees) of the Notes will have the registration rights described in the Offering Memorandum, which will be set forth in the registration rights agreement related thereto (the "Registration Rights Agreement"), to be dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, for so long as such Notes constitute "Transfer Restricted Securities" (as defined in the Registration Rights Agreement).

        Pursuant to the Registration Rights Agreement, the Issuer will agree to file with the Securities and Exchange Commission (the "Commission") under the circumstances set forth therein, (i) a registration statement under the Securities Act (the "Exchange Offer Registration

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Statement") relating to the Issuer's new 8.875% Senior Notes due 2005 (the
"Series A Exchange Notes") to be offered in exchange for the Series A Notes (such offer to exchange being referred to as the "Series A Exchange Offer") and the Issuer's new 9.150% Senior Notes due 2010 (the "Series B Exchange Notes," together with the Series A Exchange Notes, the "Exchange Notes") to be offered in exchange for the Series B Notes (such offer to exchange being referred to as the "Series B Exchange Offer," together with the Series A Exchange Offer, the "Exchange Offers") and, if necessary, (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration Statement" and, together with the Exchange Offer Registration Statement, the "Registration Statements") relating to the resale by certain holders of the Notes and to use its best efforts to cause such Registration Statements to be declared and remain effective and usable for the periods specified in the Registration Rights Agreement and to consummate the Exchange Offers.

        This Agreement, the Indenture, the Notes and the Registration Rights Agreement are hereinafter sometimes referred to collectively as the "Operative Documents."

        1. Representations, Warranties and Agreements of the Issuer. The Issuer represents, warrants and agrees that:

            (a) The Preliminary Offering Memorandum and the Offering Memorandum with respect to the Notes have been prepared by the Issuer for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Preliminary Offering Memorandum or the Offering Memorandum (or any supplement or amendment thereto), or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act has been issued and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Issuer, is contemplated.

            (b) The Preliminary Offering Memorandum and the Offering Memorandum as of their respective dates and the Offering Memorandum as of the Closing Date (together with any supplement or amendment thereto), did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary, in order to make the statements, in light of the circumstances under which they were made, not misleading, except that this representation and warranty does not apply to statements in or omissions from the Preliminary Offering Memorandum and the Offering Memorandum (or any supplement or amendment thereto) made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Issuer in writing by or on behalf of any Initial Purchaser expressly for use therein.

            (c) The market-related data and estimates included in the Preliminary Offering Memorandum and the Offering Memorandum (or any supplement or amendment thereto) are based on or derived from sources which the Issuer believes to be reliable and accurate.

            (d) The Issuer is a limited partnership duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the Maryland State Department of Assessments and Taxation (the "SDAT") with partnership power to own, lease

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and operate its properties, to conduct the business in which it is engaged or proposes to engage as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement. The Issuer is duly qualified or registered as a foreign partnership and is in good standing in each jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or be registered or to be in good standing in such other jurisdiction would not result in a material adverse effect on the consolidated financial position, results of operation, business or prospects of the Issuer and its subsidiaries, taken as a whole (a "Material Adverse Effect"). The General Partner is the sole general partner of the Issuer and, immediately after the Closing Date will be the sole general partner of the Issuer and will own approximately 96.7% of all outstanding common units of partnership interest of the Issuer.

            (e) Each of the subsidiaries (as defined in Section 15 hereof) of the Issuer has been duly organized and is a validly existing partnership or limited liability company in good standing under the laws of its jurisdiction of organization and in each other jurisdiction in which qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or be registered or to be in good standing in such other jurisdiction would not result in a Material Adverse Effect. Each subsidiary has all power and authority necessary to own or hold its respective properties and to conduct the businesses in which it is engaged; and none of the subsidiaries (other than Arden Realty Finance, L.P.) is a "significant subsidiary," as such term is defined in Rule 405 of the Rules and Regulations.

            (f) All of the issued partnership interests (the "Partnership Interests") of the Issuer have been duly and validly authorized and issued and are fully paid and, with respect to the Partnership Interests owned by the General Partner are owned directly by the General Partner, free and clear of all liens, encumbrances, equities or claims; all outstanding Partnership Interests have been offered and sold in compliance with all applicable laws (including, without limitation, federal and state securities laws); and all of the issued partnership or membership interests, as the case may be, of each subsidiary of the Issuer have been duly and validly authorized and issued and are fully paid and are owned directly or indirectly by the Issuer, free and clear of all liens, encumbrances, equities or claims.

            (g) The second amended and restated partnership agreement of the Issuer (the "Partnership Agreement") has been duly authorized, executed and delivered by the General Partner on behalf of the Issuer and constitutes the valid agreement thereof, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law); and the execution, delivery and performance of the Partnership Agreement and each amendment thereto did not at the time of execution and delivery constitute a breach of, or default under any material contract, lease or other instrument to which the Issuer was a party or by which its properties have been bound or any law, administrative regulation or administrative or court decree in force at the time. The Partnership Agreement conforms in all material respects to the description thereof contained in the Offering Memorandum.

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            (h) The Issuer has all requisite partnership power and authority to execute, deliver and perform its obligations under the Operative Documents.

            (i) This Agreement has been duly authorized, executed and delivered by the Issuer.

            (j) The Indenture has been duly and validly authorized by the Issuer and upon its due execution and delivery and, assuming due authorization, execution and delivery by the Trustee, will constitute a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the "TIA"), and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder. The Indenture will conform in all material respects to the description thereof contained in the Offering Memorandum.

            (k) The Notes have been duly and validly authorized by the Issuer and when duly executed by the Issuer in accordance with the terms of the Indenture and, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will have been validly issued and delivered, and will constitute valid and binding obligations of the Issuer, will be in the form contemplated by, and entitled to the benefits of, the Indenture, and enforceable against the Issuer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Notes will conform in all material respects to the description thereof contained in the Offering Memorandum. Such Notes are senior unsecured obligations of the Issuer and rank on a parity with all existing and future senior unsecured indebtedness of the Issuer.

            (l) The Exchange Notes have been duly and validly authorized by the Issuer and if and when duly issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offers provided for in the Registration Rights Agreement, will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture, and will be enforceable against the Issuer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Such Exchange Notes will be senior unsecured obligations of the Issuer and will rank on a parity with all existing and future senior unsecured indebtedness of the Issuer.

            (m) The Registration Rights Agreement has been duly authorized by the Issuer and, when executed by the Issuer in accordance with the terms hereof, will be validly executed and delivered and (assuming the due execution and delivery thereof by the Initial Purchasers) will be the valid and binding obligation of the Issuer, enforceable against the Issuer

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in accordance with its terms, subject to the effects of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Registration Rights Agreement will conform in all material respects to the description thereof contained in the Offering Memorandum.

            (n) Neither the Issuer nor any of its subsidiaries is (i) in violation of its charter, by-laws, certificate of limited partnership, articles of organization, operating agreement or partnership agreement, as the case may be, (ii) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business except, in the case of clauses (ii) and (iii) for such defaults, violations or failures to obtain that would not, singly or in the aggregate, have a Material Adverse Effect.

            (o) The execution, delivery and performance of this Agreement and the other Operative Documents by the Issuer, compliance by the Issuer with all provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, that would have, singly or in the aggregate, a Material Adverse Effect, (ii) result in any violation of the provisions of the certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational document of the Issuer or any of its subsidiaries, (iii) result in the violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties, assets or businesses, that would have, singly or in the aggregate, a Material Adverse Effect, (iv) result in the imposition of or creation of (or the obligation to create or impose) a lien, encumbrance, equity or claim under, any agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries or any of their respective property is bound, except where such lien, encumbrance, equity or claim would not have a Material Adverse Effect or (v) result in the termination, suspension or revocation of any Authorization (as defined below) of the Issuer or any of its subsidiaries or result in any other impairment of the rights of the holder of any such Authorization as would not have, singly or in the aggregate, a Material Adverse Effect; and except (A) as and as have been or will be obtained by the Closing Date and (B) as may be required in connection with the registration of the Exchange Notes under the Securities Act, qualification of the Indenture under the TIA and compliance with the securities and Blue Sky laws of various jurisdictions, no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution,

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delivery and performance of this Agreement and the other Operative Documents by the Issuer, compliance by the Issuer with all provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby.

            (p) Except as described in the Offering Memorandum, there are no legal or governmental proceedings pending or to the knowledge of the Issuer threatened to which the Issuer or any of its subsidiaries is or to the knowledge of the Issuer could be a party or of which any property or assets of the Issuer or any of its subsidiaries is or could be the subject which, if determined adversely to the Issuer or any of its subsidiaries, would, singly or in the aggregate, have a Material Adverse Effect; and to the best of the Issuer's knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

            (q) Except as disclosed in the Offering Memorandum: (i) there has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Issuer or any of its subsidiaries (or, to the knowledge of the Issuer or any of its predecessors in interest or any other person) at, upon or from any of the property now or previously owned or leased by the Issuer or its subsidiaries, in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require any removal, remedial or other response action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except for any violation or response action which would not have, singly or in the aggregate with all such violations and response actions, a Material Adverse Effect; (ii) there has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Issuer or any of its subsidiaries (or, to the knowledge of the Issuer, any of its predecessors in interest) at or upon any property owned by anyone else in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require any removal, remedial or other response action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except for any violation or response action which would not have, singularly or in the aggregate with all such violations and response actions, a Material Adverse Effect; and (iii) there has been no material spill, discharge, leak, emission, injection, escape, placement, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Issuer or any of its subsidiaries or with respect to which the Issuer or any of its subsidiaries has knowledge, except for any such spill, discharge, leak, emission, injection, escape, placement, dumping or release which would not have singly or in the aggregate with all such spills, discharges, leaks, emissions, injections, escapes, placements, dumpings and releases, a Material Adverse Effect. The terms "hazardous wastes," "toxic wastes," "hazardous substances" and "medical wastes" shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection. There are no underground storage tanks located on or in any of the properties owned or leased by the Issuer or any of its subsidiaries except such tanks, individually or in the aggregate, the existence of which would not have a Material Adverse Effect.

            (r) The Issuer and its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of

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1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Issuer or any of its subsidiaries would have any liability; none of the Issuer or any of its subsidiaries has incurred and nor expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"); and each "pension plan" for which the Issuer or any of its subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, except for such noncompliance, reportable events, liabilities or failures to qualify that would not result in a Material Adverse Effect.

            (s) Each of the Issuer and its subsidiaries has such permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an "Authorization") of, and has made all filings with and notices to, all governmental or regulatory authorities and self-regulatory organizations and all courts and other tribunals, including without limitation, under any applicable environmental laws, as are necessary to own, lease, license and operate its respective properties and to conduct its business, except where the failure to have any such Authorization or to make any such filing or notice would not, singly or in the aggregate, have a Material Adverse Effect. Each such Authorization is valid and in full force and effect, and each of the Issuer and its subsidiaries is in compliance with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto; and no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Authorization; and such Authorizations contain no restrictions that are burdensome to the Issuer or any of its subsidiaries; except where such failure to be valid and in full force and effect or to be in compliance, the occurrence of any such event or the presence of any such restriction would not, singly or in the aggregate, have a Material Adverse Effect.

            (t) (i) The Issuer and its subsidiaries have good and marketable title in fee simple to all real property and own all personal property purported to be owned by them, in each case free and clear of all liens, encumbrances and defects, except such as are described in the Offering Memorandum, or such as would not materially affect the value of such property and do not have a Material Adverse Effect (except for such real property, buildings and personal property as are described in subparagraph (ii) below); and (ii) all real property, buildings and personal property held under lease by the Issuer and its subsidiaries are held by them under valid, existing and enforceable leases, in each case free and clear of all liens, encumbrances and defects except such as are described in the Offering Memorandum, and such exceptions as would not have a Material Adverse Effect.

            (u) The Issuer and its subsidiaries own, possess or can acquire on reasonable terms, adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses

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necessary for the conduct of their respective businesses, and have no reason to believe that the conduct of their respective business will conflict with, and have not received any notice of any claim of conflict with, any such rights of others, which conflict (if the subject of an unfavorable decision, ruling or finding), would result in a Material Adverse Effect.

            (v) Ernst & Young LLP, who have certified certain financial statements included in the Preliminary Offering Memorandum and the Offering Memorandum, whose report appears therein and who have delivered the initial letter referred to in Section 7(g) hereof, are independent public accountants under Rule 101 of the American Institute of Certified Public Accountants' Code of Professional Conduct and its interpretations and rulings thereunder.

            (w) The historical financial statements (including the related notes) included in the Offering Memorandum (and any amendment or supplement thereto) present fairly the financial condition and results of operations of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles of the United States applied on a consistent basis throughout the periods involved and all adjustments necessary for a fair presentation of results for such periods have been made; and the financial and statistical information and data set forth in the Offering Memorandum (and any amendment or supplement thereto) present fairly the information and data shown therein and have been prepared on a basis consistent with such financial statements and the books and records of the respective entities presented therein.

            (x) Neither the Issuer nor any of its subsidiaries is and, after giving effect to offering and sale of the Notes and the application of the net proceeds thereof as described in the Offering Memorandum, will be an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

            (y) Except as described in the Offering Memorandum, there are no contracts, agreements or understandings between the Issuer and any person granting such person the right to require the Issuer to file a registration statement under the Securities Act with respect to any securities of the Issuer owned or to be owned by such person or to require the Issuer to include such securities in the securities registered pursuant to the Registration Statements or in any securities being registered pursuant to any other registration statement filed by the Issuer under the Securities Act.

            (z) Neither the Issuer nor any of its subsidiaries, nor any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Notes to violate Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System.

            (aa) No "nationally recognized statistical rating organization" as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (i) has imposed (or has informed the Issuer that it is considering imposing) any condition (financial or otherwise) on the Issuer's retaining any rating assigned to the Issuer, any securities of the Issuer or (ii) has

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indicated to the Issuer that it is considering (a) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Issuer or any securities of the Issuer.

            (bb) Since the date of the latest audited financial statements included in the Offering Memorandum and except as disclosed in the Offering Memorandum, (i) there has been no material adverse change in the financial condition, results of operations or business of the Issuer or any of its subsidiaries, whether or not arising in the ordinary course of business, (ii) no material casualty loss or material condemnation or other adverse event with respect to any business or property of the Issuer or any of its subsidiaries has occurred, (iii) there have been no transactions or acquisitions entered into by the Issuer or any of its subsidiaries other than those in the ordinary course of business, which are material with respect to the Issuer and its subsidiaries taken as a whole, (iv) there have been no material liabilities or obligations, direct or contingent, incurred by the Issuer or any of its subsidiaries, other than liabilities and obligations which were incurred in the ordinary course of business, (v) there has been no dividend or distribution of any kind declared, paid or made by the Issuer with respect to its Partnership Interests, (vi) there has been no material change in the Partnership Interests of the Issuer, or any increase in the indebtedness of the Issuer or any of its subsidiaries and (vii) there have been no securities issued or granted by Issuer or any of its subsidiaries.

            (cc) There is (i) no material unfair labor practice complaint pending against the Issuer or any of its subsidiaries nor, to the best knowledge of the Issuer, threatened against any of them before the National Labor Relations Board or any state or local labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Issuer or any of its subsidiaries or, to the best knowledge of the Issuer, threatened against any of them, and (ii) no material strike, labor dispute, slowdown or stoppage pending against the Issuer or any of its subsidiaries nor, to the best knowledge of the Issuer, threatened against the Issuer or any of its subsidiaries which in any case would have a Material Adverse Effect.

            (dd) Each of the Issuer and its subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

            (ee) The Issuer and its subsidiaries have filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and have paid all taxes due thereon, and no tax deficiency has been determined adversely to the Issuer or any of its subsidiaries which has had (nor does the Issuer have any knowledge of any tax deficiency which, individually or in the aggregate, if determined adversely to the Issuer or any of its subsidiaries, would have) a Material Adverse Effect.

            (ff) The Issuer and each of its subsidiaries that is a partnership are properly classified as partnerships, and not as corporations or as associations taxable as corporations, for Federal income tax purposes throughout the period from May 20, 1996 through the date hereof, or, in the case of such subsidiaries that have terminated, through the date of termination of such subsidiaries.

            (hh) Each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

            (ii) When the Notes are issued and delivered pursuant to this Agreement, such Notes are eligible for resale pursuant to Rule 144A under the Securities Act and will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Issuer that are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or that are quoted in a United States automated inter-dealer quotation system.

            (jj) Assuming (i) that your representations and warranties in
Section 2 are true, (ii) compliance by you with your covenants set forth in
Section 2, (iii) that the representations of the IAIs set forth in the IAI letters are true and (iv) that each of the Eligible Purchasers is a QIB, a person who acquires the Notes in an "offshore transaction" and is not a "U.S. Person" (within the meaning of Regulation S under the Securities Act) or an IAI, the purchase of the Notes by the Initial Purchasers pursuant hereto and the resale of the Notes pursuant to Exempt Resales are exempt from the registration requirements of the Securities Act. No form of general solicitation or general advertising (within the meaning of Rule 502(c) of the Securities Act) was used by the Issuer or any of its representatives (other than you, as to whom the Issuer makes no representation) in connection with the offer and sale of the Notes, including, but not limited to, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

            (kk) Prior to the effectiveness of any Registration Statement, the Indenture is not required to be qualified under the TIA.

            (ll) None of the Issuer nor any of its affiliates or any person acting on their behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation) (i) has engaged or will engage in any directed selling efforts within the meaning of Regulation S with respect to the Notes and (ii) has complied and will comply with the offering restrictions requirements of Regulation S.

            (mm) The sale of the Notes pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the Securities Act.

            (nn) The Issuer and its affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation) have complied with the offering restrictions requirements of Regulation S in connection with the offering of the

Notes outside the United States and, in connection therewith, the Offering Memorandum will contain the disclosure required by Rule 902(g)(2).

            (oo) The Notes sold in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the distribution compliance periods referred to in Rule 903(c)(3) of the Securities Act and only upon certification of beneficial ownership of such Security by non-U.S. persons or U.S. persons who purchased such Notes in transactions that were exempt from the registration requirements of the Securities Act.

            (pp) Each certificate signed by any officer of the General Partner of the Issuer and delivered to the Initial Purchasers or counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Issuer to each Initial Purchaser as to the matters covered thereby.

            (qq) Except as described in the Offering Memorandum, the Issuer and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries in similar geographic locations.

            (rr) There are no contracts or other documents which are required to be described in the Offering Memorandum which have not been described in the Offering Memorandum.

            (ss) No material relationship, direct or indirect, exists between or among the Issuer or any of its subsidiaries on the one hand, and the directors, officers, partners, stockholders, customers or suppliers of the Issuer or any of its subsidiaries on the other hand, which is required to be described in the Offering Memorandum which is not so described.

            (tt) None of the Issuer or any of its subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Issuer or any of its subsidiaries, has used any partnership funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from partnership funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

            (uu) The statements set forth in the Offering Memorandum under the captions "Description of Other Debt," "Description of Notes" and "Exchange Offer; Registration Rights" insofar as they describe the terms of the agreements and securities referred to therein, are accurate and fairly present the information required to be shown in all material respects.

            (vv) The Issuer and its subsidiaries are currently in substantial compliance with all presently applicable provisions of the Americans with Disabilities Act and no failure of the Issuer or any of its subsidiaries to comply with all presently applicable provisions of the Americans with Disabilities Act, individually or in the aggregate, would result in a Material Adverse Effect.

        2. Subsequent Offers and Resales of the Notes.

        (a) Each of the Initial Purchasers and the Issuer hereby establish and agree to observe the following procedures in connection with the sale of the
Notes:

               (i) Offers and sales of the Notes shall only be made (A) to persons whom the offeror or seller reasonably believes to be QIBs, (B) to a limited number of IAIs or (C) non-U.S. persons outside the United States, as defined in Regulation S under the Securities Act, to whom the offeror or seller reasonably believes offers and sales of the Notes may be made in reliance upon Regulation S under the Securities Act. Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and sale of the Notes in such jurisdictions.

               (ii) No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in the United States in connection with the offering or sale of the Notes.

               (iii) In the case of a non-bank Eligible Purchaser of a Note acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be an IAI or a QIB or a non-U.S. person outside the United States.

               (iv) Each Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. affiliates to take reasonable steps to inform, persons acquiring Notes from such Initial Purchaser or affiliate, as the case may be, in the United States that the Notes (A) have not been and will not be registered under the Securities Act, (B) are being sold to them without registration under the Securities Act in reliance on Rule 144A or in accordance with another exemption from registration under the Securities Act, as the case may be and (C) may not be offered, sold or otherwise transferred except (1) to the Issuer,
        (2) outside the United States in accordance with Regulation S or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a QIB that is purchasing such Notes for its own account or the account of a QIB to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the Securities Act.

               (v) No sale of the Notes to any one IAI will be for less than U.S. $100,000 and for any other Eligible Purchaser will be for less than U.S. $1,000 principal amount and no Note will be issued in a smaller principal amount, as applicable. If the Eligible Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 or U.S. $100,000 principal amount of the Notes, as applicable.

               (vi) The transfer restrictions and the other provisions set forth in the Offering Memorandum under the heading "Notice to Investors," including the legend required thereby, shall apply to the Notes except as otherwise agreed by the Issuer and the Initial Purchasers.

               (vii) Each Initial Purchaser severally represents and warrants that:

                             (A) it has not offered or sold and, prior to the
                      expiration of six months from the closing of the offering of the Notes, will not offer or sell any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principals or as agents) for the purposes of their businesses or otherwise in circumstances which have not constituted or resulted in and will not constitute or result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995;

                             (B) it has complied and will comply with all
                      applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

                             (C) it has not issued or passed on and will not
                      issue or pass on in the United Kingdom any document created or received by it in connection with the issue of the Notes to a person who is of a kind described in
                      Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

        (b) The Issuer covenants with each Initial Purchaser as follows:

                      (i) The Issuer agrees that it will not and will cause its
               affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Issuer of any class if, as a result of the doctrine of "integration" referred to in Rule 902 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Notes by the Issuer to the Initial Purchasers, (ii) the resale of the Notes by the Initial Purchasers to Eligible Purchasers or (iii) the resale of the Notes by such Eligible Purchasers to others) the exemption from the registration requirements of the Securities Act provided by
               Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

                      (ii) The Issuer agrees that, in order to render the Notes
               eligible for resale pursuant to Rule 144A under the Securities Act, while any of the Notes remain outstanding, it will make available, upon request, to any holder of Notes or prospective purchasers of Notes the information specified in Rule 144(d)(4), unless the Issuer furnishes information to the SEC pursuant to
               Section 13 or 15(d) of the Securities Exchange Act of 1934.

                      (iii) Until the expiration of two years after the original issuance of the Notes, the Issuer will not, and will cause its affiliates not to, resell any Notes which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions).

        (c) Each Initial Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Issuer that it is a QIB within the meaning of Rule 144A under the Securities Act.

        (d) Each Initial Purchaser understands that the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Initial Purchaser severally represents and agrees that, except as permitted by
Section 2(a) above, it has offered and sold Notes and will offer and sell Notes
(i) as part of its distribution at any time or (ii) otherwise until forty days after the later of the date upon which the offering of the Notes commences and the Closing Date, only in accordance with Rule 903 of Regulation S, Rule 144A under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Accordingly, neither the Initial Purchasers, their subsidiaries nor any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Notes sold hereunder pursuant to Regulation S, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restrictions requirements of Regulation S. Each Initial Purchaser severally agrees that, at or prior to confirmation of a sale of Notes pursuant to Regulation S, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice substantially to the following effect:

        "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering or the Closing Date, except in either case in accordance with Regulation S or Rule 144A if available under the Securities Act. Terms used above have the meanings assigned to them in Regulation S."

        (e) Each Initial Purchaser represents and warrants severally that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Notes, except with its affiliates or with the prior written consent of the Issuer.

            The terms used in this Section 2 that have meanings assigned to them in Regulation S are used herein as so defined.

        3. Purchase of the Notes by the Initial Purchasers.

            (a) On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Issuer agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase at the price set forth in Schedule B attached hereto, the aggregate principal amount of Notes set forth in Schedule A opposite the name of such Initial Purchaser.

            (b) The Issuer shall not be obligated to deliver any of the Notes to be delivered on the Closing Date (as defined herein), except upon payment for all the Notes to be purchased on the Closing Date as provided herein.

        4. Delivery of the Notes and Payment Therefor.

            (a) Delivery to the Initial Purchasers of and payment for the Notes shall be made at the office of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C. 20004-1109, at 9:00 A.M., New York City time, on March 17, 2000 (the "Closing Date") in person or via overnight courier or facsimile by agreement between the Initial Purchasers and the Issuer. The place and method of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchasers and the Issuer.

            (b) The Notes will be delivered to the Initial Purchasers against payment of the purchase price therefor in immediately available funds. The Notes will be evidenced by one or more global securities in definitive form (the "Global Notes") and/or by additional definitive securities, and will be registered, in the case of the Global Note, in the name of Cede & Co. as nominee of The Depository Trust Company ("DTC"), and in the other cases, in such names and in such denominations as the Initial Purchasers shall request prior to 9:30
A. M., New York City time, on the second business day preceding the Closing Date. The Notes to be delivered to the Initial Purchasers shall be made available to the Initial Purchasers in New York City for inspection and packaging not later than 9:30 A.M., New York City time, on the business day next preceding the Closing Date.

            (c) Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of the Initial Purchasers hereunder.

        5. Further Agreements of the Issuer. The Issuer agrees with each Initial Purchaser as follows:

            (a) The Issuer will advise each Initial Purchaser immediately and confirm such advice in writing, of (i) the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of any Notes for offering or sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose by the Commission or any state securities commission or other regulatory authority, and (ii) the happening of any event that makes any statement of a material fact made in the Offering

Memorandum untrue or which requires the making of any additions to or changes in the Offering Memorandum in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer shall use its best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption of any Notes under any state securities or Blue Sky laws and, if at any time any state securities commission shall issue any stop order suspending the qualification or exemption of any Notes under any state securities or Blue Sky laws, the Issuer shall use every reasonable effort to obtain the withdrawal or lifting of such order at the earliest possible time.

            (b) The Issuer, as promptly as possible, will furnish to each Initial Purchaser, without charge, as of the date of the Offering Memorandum, such number of copies of the Offering Memorandum, and any amendments or supplements thereto, as such Initial Purchaser may reasonably request.

            (c) The Issuer will not make any amendment or supplement to the Preliminary Offering Memorandum or to the Offering Memorandum of which the Initial Purchasers or their counsel shall not previously have been advised and to which they shall reasonably object after being so advised.

            (d) Prior to the execution and delivery of this Agreement, the Issuer shall have delivered or will deliver to each Initial Purchaser, without charge, in such quantities as such Initial Purchaser shall have requested or may hereafter reasonably request, copies of the Preliminary Offering Memorandum.

            (e) The Issuer consents to the use, in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by dealers, prior to the date of the Offering Memorandum, of each Preliminary Offering Memorandum so furnished by them. The Issuer consents to the use of the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

            (f) If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event shall occur that in the reasonable judgment of the Issuer or in the opinion of counsel for the Initial Purchasers should be set forth in the Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Offering Memorandum in order to comply with any law, the Issuer will, subject to
Section 5(c), forthwith prepare an appropriate supplement or amendment thereto (in form and substance reasonably satisfactory to counsel for the Initial Purchasers), so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time it is delivered to an Eligible Purchaser, not misleading, and will expeditiously furnish to each Initial Purchaser and dealer a reasonable number of copies thereof.

            (g) The Issuer will cooperate with the Initial Purchasers and with their counsel in connection with the qualification of the Notes for offering and sale by the Initial Purchasers and by dealers under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification; provided that in no event shall the Issuer be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.

            (h) During the period beginning on the date hereof and continuing to and including the date 180 days after the Closing Date, the Issuer will not offer, sell, contract to sell or otherwise transfer or dispose of any debt securities (except pursuant to the Exchange Offer) of the Issuer or any of its subsidiaries or any warrants, rights or options to purchase or otherwise acquire debt securities of the Issuer or any of its subsidiaries substantially similar to the Notes (other than (i) the Notes, (ii) loans secured by real property or interests therein, (iii) bank loans or lines of credit or (iv) commercial paper issued in the ordinary course of business), without the prior written consent of Lehman Brothers Inc.

            (i) So long as any of the Notes are outstanding, the Issuer will furnish to the Initial Purchasers (A) as soon as available, a copy of each report of the Issuer mailed to Issuer's unitholders generally or filed with any stock exchange or regulatory body and (B) from time to time such other information concerning the Issuer as the Initial Purchasers may reasonably request.

            (j) The Issuer will apply the net proceeds from the sale of the Notes to be sold by it hereunder substantially in accordance with the description set forth in the Offering Memorandum under the caption "Use of Proceeds."

            (k) Except as stated in this Agreement and in the Preliminary Offering Memorandum and Offering Memorandum, the Issuer has not taken, nor will it take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes. Except as permitted by the Securities Act, the Issuer will not distribute any offering material in connection with the Exempt Resales.

            (l) The Issuer will use its best efforts to permit the Notes to be eligible for clearance and settlement through DTC.

            (m) From and after the Closing Date, so long as any of the Notes are outstanding and are "restricted securities" within the meaning of the Rule 144(a)(3) under the Securities Act or, if earlier, until two years after the Closing Date, but only during any period in which the Issuer is not subject to
Section 13 or 15(d) of the Exchange Act, the Issuer will furnish to holders of the Notes and prospective purchasers of Notes designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resale of the Notes.

            (n) The Issuer agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Notes.

            (o) The Issuer agrees to comply with all the terms and conditions of the Registration Rights Agreement, the Indenture and all agreements set forth in the representation letter of the Issuer to DTC relating to the approval of the Notes by DTC for "book entry" transfer.

            (p) The Issuer agrees to cause the Exchange Offers to be made in the appropriate form, as contemplated by the Registration Rights Agreement, to permit registration of the Exchange Notes to be offered in exchange for the Series A Notes or the Series B Notes, as applicable, and to comply with all applicable federal and state securities laws in connection with such Exchange Offers.

            (q) The Issuer agrees that prior to any registration of the Exchange Notes pursuant to the Registration Rights Agreement, or at such earlier time as may be required, the Indenture shall be qualified under the 1939 Act and any necessary supplemental indentures will be entered into in connection therewith.

            (r) The Issuer will not voluntarily claim, and will resist actively all attempts to claim, the benefit of any usury laws against holders of the Notes.

            (s) The Issuer will do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchasers' obligations hereunder to purchase the Notes.

            (t) The Issuer shall take all reasonable action necessary to enable Standard & Poors, a division of The McGraw Hill Companies, Inc. ("S&P") and Moody's Investors Service, Inc. ("Moody's") to provide their respective investment-grade credit ratings of the Notes.

        6. Expenses. The Issuer agrees to pay all costs, expenses, fees and taxes incident to and in connection with: (i) the preparation, printing, filing and distribution of the Preliminary Offering Memorandum and the Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (but not, however, legal fees and expenses of Initial Purchasers' counsel incurred in connection therewith), (ii) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of this Agreement, the other Operative Documents, all Blue Sky Memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection wherewith and with the Exempt Resales (but not, however, legal fees and expenses of Initial Purchasers' counsel incurred in connection with any of the foregoing other than reasonable fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky Memoranda), (iii) the authorization, issuance, sale and delivery by the Issuer of the Notes, (iv) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the reasonable fees and disbursements of Initial Purchasers' counsel relating to such registration or qualification), (v) furnishing such copies of the Preliminary Offering Memorandum and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested for use in connection with the Exempt Resales, (vi) the preparation of certificates for the Notes (including, without limitation, printing and engraving thereof), (vii) the fees, disbursements and expenses of the Issuer's counsel and accountants, (viii) all fees and expenses (including fees and expenses of Issuer's counsel) of the Issuer in connection with approval of the Notes by DTC for "book-entry" transfer, (ix) any fees charged by securities rating services for rating the Notes and (x) the performance by the Issuer of their other obligations under this Agreement.

        7. Conditions of Initial Purchasers' Obligations. The obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the Issuer contained herein, to the performance by the Issuer of its obligations hereunder, and to each of the following additional terms and conditions:

            (a) The Offering Memorandum shall have been printed and copies made available to you not later than 6:00 p.m., New York City time, on the business day following the date of this Agreement, or at such later date and time as you may approve in writing.

            (b) The Initial Purchasers shall not have discovered and disclosed to the Issuer on or prior to the Closing Date that the Offering Memorandum or any amendment or supplement thereto contains an untrue statement of a fact which, in the opinion of Hogan & Hartson L.L.P., counsel for the Initial Purchasers, is material or omits to state a fact which, in the opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

            (c) All partnership proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the other Operative Documents and the Offering Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and the Issuer shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

            (d) Latham & Watkins shall have furnished to the Initial Purchasers, its written opinion (based on the assumptions and subject to the exclusions contained therein), as counsel to the Issuer, addressed to the Initial Purchasers and dated the Closing Date, substantially as to the matters set forth in Exhibit A hereto.

            (e) Ballard Spahr Andrews & Ingersoll, LLP shall have furnished to the Initial Purchasers, its written opinion (based on the assumptions and subject to the exclusions contained therein), as special Maryland counsel to the Issuer, addressed to the Initial Purchasers and dated the Closing Date, substantially as to the matters set forth in Exhibit B hereto.

            (f) The Initial Purchasers shall have received from Hogan & Hartson L.L.P., counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Issuer shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

            (g) At the time of execution of this Agreement, the Initial Purchasers shall have received from Ernst & Young LLP a letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent public accountants under Rule 101 of the American Institute of Certified Public Accountants' Code of Professional Conduct and its interpretations and rulings thereunder and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information (including pro forma financial information) and other matters ordinarily covered by accountants' "comfort letters" to underwriters in connection with registered public offerings.

            (h) With respect to the letter of Ernst & Young LLP referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement (the "initial letter"), the Issuer shall have furnished to the Initial Purchasers a letter (the "bring-down letter") of such accountants, addressed to the Initial Purchasers and dated the Closing Date
(i) confirming that they are independent public accountants under Rule 101 of the American Institute of Certified Public Accountants' Code of Professional Conduct and its interpretations and rulings thereunder, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information (including pro forma financial information) and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

            (i) The Issuer shall have furnished to the Initial Purchasers a certificate, dated the Closing Date, of the Chief Executive Officer, President or a Vice President of the General Partner on its behalf and the chief financial officer of the General Partner stating that:

                (A) The representations, warranties and agreements of the Issuer in Section 1 are true and correct as of the Closing Date; the Issuer has complied with all its agreements contained herein; and the conditions set forth in Sections 7(j) and 7(l) have been fulfilled; and

                (B) They have carefully examined the Offering Memorandum and, in their opinion (a) as of its date, the Offering Memorandum did not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) since the date of such Offering Memorandum no event has occurred which should have been set forth in a supplement or amendment to the Offering Memorandum and (c) except as reflected in or contemplated by the Offering Memorandum, there shall not have been since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the financial condition or in the results of operations, business affairs or business prospects of the Issuer and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (other than changes relating to the economy in general or the Issuer's industry in general and not specifically related to the Issuer).

            (j) Neither the Issuer nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Offering Memorandum (i) any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Memorandum or (ii) since such date there shall not have been any change in the capital stock, Partnership Interests or long-term debt of the Issuer or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, business prospects, management, financial position, stockholders' or unitholders' equity, as applicable, or results of operations of the Issuer and its subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum (exclusive of any amendment or supplement thereto after the date hereof), the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of the Initial Purchasers, so material and adverse as to make it impracticable or inadvisable to proceed with the delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated in the Offering Memorandum.

            (k) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Issuer on any exchange or in the over-the-counter market, shall have been suspended or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to market the Notes or to enforce contracts for the sale of the Notes in the manner contemplated in the Offering Memorandum.

            (l) On the Closing Date, the Notes shall be rated at least BBBby S&P and Baa3 by Moody's and the Issuer shall have delivered to the Initial Purchasers a letter dated on or before the Closing Date from each such rating agency, or other evidence satisfactory to the Initial Purchasers, confirming that the Notes have such ratings; and subsequent to the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded debt securities of the Issuer by any "nationally recognized statistical rating organization," as that term is defined by the Commission for purposes of Rule 436(g)(2) of the Rules and

Regulations and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Issuer's debt securities.

            (m) The Issuer shall have furnished a Secretary's Certificate in form and substance satisfactory to the Initial Purchasers.

            (n) On the Closing Date, the Registration Rights Agreement shall have been fully executed and delivered by the Issuer.

            (o) Hogan & Hartson L.L.P. shall have been furnished with such other documents and opinions, in addition to those set forth above, as they may reasonably require for the purpose of enabling them to review or pass upon the matters referred to in this Agreement and in order to evidence the accuracy, completeness or satisfaction in all material respects of any of the representations, warranties or conditions herein contained.

            (p) All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

        8. Indemnification and Contribution.

            (a) The Issuer agrees to indemnify and hold harmless each Initial Purchaser, its officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which any Initial Purchaser, such officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto or (B) in any blue sky application or other document prepared or executed by the Issuer (or based upon any written information furnished by the Issuer) specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a "Blue Sky Application"), (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the Notes or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Issuer shall not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by any Initial Purchaser through its gross negligence or willful misconduct), and shall reimburse any Initial Purchaser and each such officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by any Initial Purchaser, such officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Issuer shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Offering Memorandum, or in any such amendment or supplement, or in any Blue Sky Application, in reliance upon and in conformity with written information concerning any Initial Purchaser furnished to the Issuer by or on behalf of any Initial Purchaser specifically for inclusion therein; and provided further, that the foregoing indemnity agreement with respect to any Preliminary Offering Memorandum shall not inure to the benefit of any Initial Purchaser from whom the person asserting any such losses, claims, damages or liabilities purchased Notes, or any person controlling such Initial Purchaser, if a copy of the Offering Memorandum (as then amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) was not seen or given by or on behalf of such Initial Purchaser to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Notes to such person, and if the Offering Memorandum (as so amended or supplemented) would have corrected any such untrue statement of a material fact contained in, and each omission or alleged omission of material fact from, such Preliminary Offering Memorandum giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by the Issuer with Section 5(b) hereof. The foregoing indemnity agreement is in addition to any liability which the Issuer may otherwise have to any Initial Purchaser or to any officer, employee or controlling person of such Initial Purchaser.

            (b) Each Initial Purchaser severally agrees to indemnify and hold harmless the Issuer, its officers and employees, each of its directors, and each person, if any, who controls the Issuer within the meaning of the Securities Act, from and against any loss, claim, damage or liability, or any action in respect thereof, to which the Issuer or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto, or (B) in any Blue Sky Application or (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning any Initial Purchaser furnished to the Issuer by or on behalf of such Initial Purchaser specifically for inclusion therein, and shall reimburse the Issuer and any such director, officer or controlling person for any legal or other expenses reasonably incurred by the Issuer or any such director, officer or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which each Initial Purchaser may otherwise have to the Issuer or any such director, officer, employee or controlling person.

            (c) Promptly after receipt by an indemnified party under this
Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and, provided further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment thereof has been specifically authorized by the indemnifying party in writing, (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel, it is advisable for such indemnified party to employ separate counsel or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to one local counsel) at any time for all such indemnified parties, which firm shall be designated in writing by the Initial Purchasers, if the indemnified parties under this Section 8 consist of the Initial Purchasers or any of their officers, employees or controlling persons, or by the Issuer, if the indemnified parties under this
Section 8 consist of the Issuer or any of its directors, officers, employees or controlling persons. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            (d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Issuer, on the one hand, and the Initial Purchasers, on the other, from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer, on the one hand, and the Initial Purchasers, on the other, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Issuer, on the one hand, and the Initial Purchasers, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Issuer, on the one hand, and the total discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement, in each case as set forth on the cover page of the Offering Memorandum. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Issuer and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this
Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), the Initial Purchasers shall not be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it were resold to the Eligible Purchasers exceeds the amount of any damages which the Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            (e) The Initial Purchasers' respective obligations to contribute pursuant to Section 8(d) are several in proportion to the principal amount of Notes set forth opposite their respective names in Schedule A hereto and not joint.

        9. Defaulting Initial Purchasers.

            If, on the Closing Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Initial Purchasers shall be obligated to purchase the Notes which the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date in the respective proportions which the amount of Notes set opposite the name of each remaining non-defaulting Initial Purchaser in Schedule A hereto bears to the total amount of Notes set opposite the names of all the remaining non-defaulting Initial Purchasers in Schedule A hereto; provided, however, that the remaining non-defaulting Initial Purchasers shall not be obligated to purchase any of the Notes on the Closing Date if the total amount of Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on such date exceeds 9.09% of the total principal amount of Notes to be purchased on the Closing Date, and any remaining non-defaulting Initial Purchaser shall not be obligated to purchase more than 110% of the amount of Notes which it agreed to purchase on the Closing Date pursuant to the terms of
Section 4. If the foregoing maximums are exceeded, the remaining non-defaulting Initial Purchasers shall have the right, but shall not be obligated, to purchase, in such proportion as may be agreed upon among them, all the Notes to be purchased on the Closing Date. If the remaining Initial Purchasers do not elect to purchase the Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on the Closing Date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Issuer, except that the Issuer will continue to be liable for the payment of expenses to the extent set forth in Sections 8 and 11. As used in this Agreement, the term "Initial Purchaser" includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule A hereto who, pursuant to this Section 9, purchases Notes which a defaulting Initial Purchaser agreed but failed to purchase.

            Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Issuer for damages caused by its default. If other Initial Purchasers are obligated or agree to purchase the Notes of a defaulting or withdrawing Initial Purchaser, either Lehman Brothers Inc. or the Issuer may postpone the Closing Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Issuer or counsel for the Initial Purchasers may be necessary in the Offering Memorandum or in any other document or arrangement.

        10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Issuer prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(j), 7(k) or 7(l)(i) or (ii) shall have occurred, or if the conditions in the first two clauses of Section 7(l) shall not have occurred, or if the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement. Such termination shall be without liability of any party to any other party except as provided in Section 6 and 10 and except that Section 1, 8 and 14 shall survive any such termination and remain in full force and effect.

        11. Reimbursement of Initial Purchasers' Expenses. If the Issuer shall fail to tender the Notes for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Issuer to perform any agreement on their part to be performed, or because any other condition of the obligations hereunder required to be fulfilled by the Issuer is not fulfilled other than the conditions set forth in Section 7(k), the Issuer will reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Issuer shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 10 by reason of the default of one or more Initial Purchasers, the Issuer shall not be obligated to reimburse any such Initial Purchaser on account of those expenses.

        12. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

            (e) if to the Initial Purchasers, shall be delivered or sent by mail, telex or facsimile transmission to Lehman Brothers Inc., Three World Financial Center, New York, New York 10285, Attention: Syndicate Department (Fax: 212-526-6588), with a copy to Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004-1109, Attention: J. Warren Gorrell, Jr. (Fax: 202-637-5910) and, in the case of any notice pursuant to Section 8(d), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., Three World Financial Center, 10th Floor, New York, NY 10285; and

            (f) if to the Issuer, shall be delivered or sent by mail, telex or facsimile transmission to the address of the Issuer set forth in the Offering Memorandum, Attention: Richard S. Ziman (Fax: 310-966-9494), with a copy to Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, Attention: William J. Cernius (Fax: 714-755-8290).

            Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Issuer shall be entitled to act and rely upon any request, consent, notice or agreement given by Lehman Brothers Inc. on behalf of the Initial Purchasers.

        13. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Issuer and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the Issuer contained in this Agreement shall also be deemed to be for the benefit of the person or persons, if any, who control each Initial Purchaser within the meaning of
Section 15 of the Securities Act and (B) the indemnity agreement of the Initial Purchasers contained in Section 8(c) of this Agreement shall be deemed to be for the benefit of directors of the Issuer and any person controlling the Issuer within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 13, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

        14. Survival. The respective indemnities, representations, warranties and agreements of the Issuer and each of the Initial Purchasers contained in this Agreement or made by or on behalf on them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

        15. Definition of the Terms "Business Day" and "Subsidiary." For purposes of this Agreement, (a) "business day" means any day on which the New York Stock Exchange, Inc. is open for trading and (b) "subsidiary" has the meaning set forth in Rule 405 of the Rules and Regulations of the Commission under the Securities Act.

        16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to principles of conflicts of laws.

            Each party irrevocably agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby ("Related Proceedings") may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the "Specified Courts"), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a "Related Judgment"), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. The parties further agree that service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in the Specified Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

        17. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

        18. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

                            (Signature Page Follows)

        If the foregoing correctly sets forth the agreement between the Issuer and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.


                                         Very truly yours,


                                         ARDEN REALTY LIMITED PARTNERSHIP


                                         By:  Arden Realty, Inc., its general
                                         partner



                                         By: /s/ DIANA M. LAING
                                             -----------------------------------
                                             Name:  Diana M. Laing
                                             Title: Executive Vice President
                                                    and Chief Financial Officer


Accepted on behalf of all Initial Purchasers:

LEHMAN BROTHERS INC.


By: /s/ JAMES W. MERLI
    -----------------------------------
    Authorized Representative

                                   SCHEDULE A


                                                               PRINCIPAL AMOUNT
NAME OF INITIAL PURCHASER                                      SERIES A NOTES
        Lehman Brothers Inc.                                   $125,000,000

        Morgan Stanley & Co. Incorporated                      $ 20,000,000

        Salomon Smith Barney Inc.                              $ 20,000,000

        Chase Securities Inc.                                  $ 15,000,000

        Banc One Capital Markets                               $ 10,000,000

        A. G. Edwards & Sons, Inc.                             $ 10,000,000


               Total                                           $200,000,000



                                                               PRINCIPAL AMOUNT
NAME OF INITIAL PURCHASER                                      SERIES B NOTES
        Lehman Brothers Inc.                                   $31,250,000

        Morgan Stanley & Co. Incorporated                      $ 5,000,000

        Salomon Smith Barney Inc.                              $ 5,000,000

        Chase Securities Inc.                                  $ 3,750,000

        Banc One Capital Markets                               $ 2,500,000

        A. G. Edwards & Sons, Inc.                             $ 2,500,000


               Total                                           $50,000,000

                                   SCHEDULE B


                        ARDEN REALTY LIMITED PARTNERSHIP
                     $200,000,000 8.875% SENIOR NOTES DUE 2005


        1. The initial offering price of the 8.875% Senior Notes due 2005 shall be 99.744% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

        2. The purchase price to be paid by the Initial Purchasers for the 8.875% Senior Notes due 2005 shall be 99.144% of the principal amount thereof.

        3. The interest rate on the 8.875% Senior Notes due 2005 shall be 8.875% per annum.


                        ARDEN REALTY LIMITED PARTNERSHIP
                    $50,000,000 9.150% SENIOR NOTES DUE 2010


        1. The initial offering price of the 9.150% Senior Notes due 2010 shall be 99.181% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

        2. The purchase price to be paid by the Initial Purchasers for the 9.150% Senior Notes due 2010 shall be 98.531% of the principal amount thereof.

        3. The interest rate on the 9.150% Senior Notes due 2010 shall be 9.150% per annum.

                                    EXHIBIT A

                                 OPINION MATTERS
                                LATHAM & WATKINS



1. Based solely on certificates from public officials, each of the limited liability companies and limited partnerships on Schedule A-I hereto whose jurisdiction is listed as California (collectively, the "California Subsidiaries") has been duly formed and is validly existing under the laws of the State of California. Based solely on certificates from public officials, each of the California limited liability companies that is a California Subsidiary is in good standing under the laws of the State of California. Each of the California limited liability companies that is a California Subsidiary has the limited liability company power and authority to conduct its business as described in the Offering Memorandum. Each of the California limited partnerships that is a California Subsidiary has the limited partnership power and authority to conduct its business as described in the Offering Memorandum. All of the partnership or limited liability company interests, as applicable, of each California Subsidiary have been duly and validly authorized and issued.

2. Based solely on certificates from public officials, each of the limited liability companies on Schedule A-I hereto whose jurisdiction is listed as Delaware (collectively, the "Delaware Subsidiaries") has been duly formed and is validly existing and is in good standing under the laws of the State of Delaware. Each of the Delaware limited liability companies that is a Delaware Subsidiary has the limited liability company power and authority to conduct its business as described in the Offering Memorandum, and, to our knowledge based solely on certificates from the California Secretary of State, is duly qualified as a foreign limited liability company in California and is in good standing in the State of California. All of the limited liability company interests of each Delaware Subsidiary have been duly and validly authorized and issued.

3. All of the issued partnership or limited liability company interests of each of the California Subsidiaries and Delaware Subsidiaries are owned either by the Issuer or Arden Realty, Inc. ("Arden Realty") and are, to our knowledge, based solely on an officer's certificate, owned by the Issuer or Arden Realty, free and clear of all liens, encumbrances, equities or claims.

4. Assuming due authorization, execution and delivery of the Indenture by the Issuer and the Trustee, the Indenture is a valid and binding obligation of the Issuer, and is enforceable against it in accordance with its terms.

5. The Notes, when paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement (assuming the due authorization, execution and delivery of the Indenture by the Issuer and the Trustee and due authentication and delivery of the Notes by the Trustee in accordance with the Indenture), will constitute Notes under the terms of the Indenture, will constitute the valid and binding obligations of the Issuer, will be entitled to the benefits of the Indenture, and will be enforceable against it in accordance with their terms.

6. Assuming due authorization of the Exchange Notes by the Issuer, when, as and if (i) the Exchange Offer Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (ii) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Notes being exchanged for Exchange Notes shall have been validly tendered to the issuer, (iv) the Exchange Notes shall have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Notes, and (v) any legally required consents, approvals, authorizations or other order of the Securities and Exchange Commission or any other regulatory authorities have been obtained, the Exchange Notes will constitute valid and binding obligations of the Issuer, will be entitled to the benefits of the Indenture, as applicable.

7. No registration of the Notes under the Securities Act, and no qualification of the Indenture under the Trust Indenture Act, is required for the purchase of the Notes by you or the initial resale of the Notes by you, in each case, in the manner contemplated by the Purchase Agreement and the Offering Memorandum. We express no opinion, however, as to when or under what circumstances any Notes initially sold by you may be reoffered or resold.

8. Assuming due authorization, execution and delivery by the Issuer and the other parties thereto, the Registration Rights Agreement is a valid and binding obligation of the Issuer, and is enforceable against it in accordance with its terms.

9. The issuance and sale of the Notes being delivered on the Closing Date by the Issuer, the execution, delivery and performance of the Purchase Agreement and the other Operative Documents by the Issuer and the compliance by the Issuer with all provisions thereof as of the Closing Date do not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument identified to us as material to the Issuer or any of its California Subsidiaries or Delaware Subsidiaries in an officer's certificate, except for such conflicts, breaches, violations or defaults that, individually or in the aggregate, would not have a Material Adverse Effect, nor will such actions result in any violation of the provisions of the certificate of limited partnership or partnership agreement of the Issuer, or the certificate of limited partnership or partnership agreement or limited liability company operating agreement, as applicable, of any of its California Subsidiaries or Delaware Subsidiaries, or any federal or California statute, or the Delaware General Corporation Law, or any order, rule or regulation known to such counsel of any U.S. federal or California or Delaware state court or governmental agency or body having jurisdiction over the Issuer or any of such California Subsidiaries or Delaware Subsidiaries or any of their properties or assets.

10. To our knowledge, based solely on an officer's certificate and review of attorney letters furnished to the Issuer's independent public accountants in connection with their audit of financial statements, and other than as set forth in the Offering Memorandum, there are no legal or governmental proceedings pending to which the Issuer or any of its California Subsidiaries or Delaware Subsidiaries is a party or of which any property or assets of the Issuer or any of its California Subsidiaries or Delaware Subsidiaries is the subject which, if determined adversely to the Issuer or any of its California Subsidiaries or Delaware

        Subsidiaries, would have a Material Adverse Effect; and, to our knowledge, based solely on an officer's certificate, no such proceedings are threatened or contemplated by California or Delaware governmental authorities or threatened by others.

11. To our knowledge, there are no contracts or other documents which are required to be described in the Offering Memorandum which have not been described.

12. The information in the Offering Memorandum under the headings "Description of Notes," "Management," "Transactions with Related Parties" and "Policies with Respect to Certain Activities" to the extent that it summarizes laws, governmental rules or regulations or documents referred to therein, are correct in all material respects.

13. The statements contained in the Offering Memorandum under the headings "Risk Factors - Tax Risks" and "Federal Income Tax Consequences," insofar as they describe federal statutes, rules and regulations or legal conclusions with respect thereto, are correct in all material respects.

14. The Partnership is properly treated as a partnership for federal income tax purposes and not as a corporation or as an association taxable as a corporation, throughout the period from May 20, 1996 through the date hereof.

15. To our knowledge, the Issuer was not required to obtain any consent, approval, authorization or order of a Delaware or California governmental agency for the execution, delivery and performance as of the Closing Date by the Issuer of the Purchase Agreement, the Indenture or the Registration Rights Agreement, as applicable, or the issuance, delivery and sale of the Notes being issued and sold by the Issuer under the Purchase Agreement except for any such consent, approval, authorization or order which may be required under the so-called "Blue Sky" or securities laws of any states (as to which we express no opinion or advice).

16. The Issuer is not and, upon sale of the Notes to be issued and sold in accordance with the Purchase Agreement and the application of the net proceeds to the Issuer of such sale as described in the Offering Memorandum under the caption "Use of Proceeds," will not be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

17. To our knowledge, based solely on an officer's certificate, except as disclosed in the Offering Memorandum, there are no contracts, agreements or understandings between the Issuer and any person granting such person the right to require the Issuer to file a registration statement under the Securities Act with respect to any securities of the Issuer owned or to be owned by such person or to require the Issuers to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Issuer under the Securities Act.

        The foregoing opinions will be subject to certain additional assumptions, exceptions, limitations and qualifications. In addition, the opinions to be rendered in paragraphs 4, 5, 6 and 8 relating to the enforceability of the Indenture, the Registration Rights Agreement, the Notes, the Exchange Notes and the entitlement of the Notes and the Exchange Notes to the benefits of the

Indenture, will be subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preferential transfer or distribution laws or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, including without limitation, the effect of Section 548 of the United States Bankruptcy Code or applicable state law; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought;
(iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 514 of the Indenture.

                                  SCHEDULE A-I
                    CALIFORNIA AND DELAWARE SUBSIDIARIES OF
                        ARDEN REALTY LIMITED PARTNERSHIP

NAME                                                            JURISDICTIONS
Arden Realty Finance III, LLC                                     Delaware

Arden Realty Finance IV, LLC                                      Delaware

Arden Realty Finance V, LLC                                       Delaware

Arden Realty Finance VI, LLC                                      Delaware

Arden Realty Finance Partnership, L.P.                           California

145 South Fairfax, LLC                                           California

Activity Business Center Limited Partnership                     California

Westwood Center Limited Partnership                              California

                                    EXHIBIT B

                                 OPINION MATTERS
                        BALLARD SPAHR ANDREWS & INGERSOLL



1. The Issuer is a limited partnership duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT. Based solely on a good standing certificate issued by the Secretary of State of the State of Maryland, the Issuer is qualified to do business and is in good standing in Maryland. The Issuer has full power as a limited partnership to conduct its business as described in the Offering Memorandum.

2. The second amended and restated partnership agreement of the Issuer (the "Partnership Agreement") has been duly authorized, executed and delivered by the parties thereto and constitutes the valid agreement thereof, is enforceable against each party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3. The Purchase Agreement has been duly authorized, executed and delivered by the Issuer.

4. The Indenture has been duly authorized, executed and delivered by the Issuer.

5. The Series A Notes and the Series B Notes have been duly authorized, executed and delivered by the Issuer.

6.      The Exchange Notes have been duly authorized by the Issuer.

7. The Registration Rights Agreement has been duly authorized, executed and delivered by the Issuer.

8. The issuance and sale of the Notes being delivered on the Closing Date by the Issuer, the execution, delivery and performance of the Purchase Agreement and the other Operative Documents by the Issuer and the compliance by the Issuer with all provisions thereof as of the Closing Date will not result in any violation of the provisions of the Issuer's certificate of limited partnership or Partnership Agreement or any Maryland statute or any order, rule or regulation known to such counsel of any court or governmental agency or body having jurisdiction over the Issuer or any of its properties or assets.

9. To our knowledge, the Issuer was not required to obtain any consent, approval, authorization or order of a Maryland governmental agency for the execution, delivery and performance as of the Closing Date by the Issuer of the Purchase Agreement, the Indenture or the Registration Rights Agreement, as applicable, or the issuance, delivery and sale of the Notes being issued and sold by the Issuer under the Purchase Agreement except for any such consent, approval, authorization or order which may be required under the so-called "Blue Sky" or securities laws of any states (as to which we express no opinion or advice).


                                       2